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EXHIBIT 12


                             GTE SOUTH INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)

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(Dollars in Millions)                                  Nine Months Ended
                                                       September 30, 1999
                                                       ------------------

Net earnings available for fixed charges:
  Income from continuing operations                    $           244.6
  Add - Income taxes                                               157.3
      - Fixed charges                                               56.5
                                                       -----------------

Adjusted earnings                                      $           458.4
                                                       =================

Fixed charges:
  Interest expense                                     $            52.1
  Portion of rent expense representing interest                      4.4
                                                       -----------------
Adjusted fixed charges                                 $            56.5
                                                       =================

RATIO OF EARNINGS TO FIXED CHARGES                                  8.11
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